Exhibit 99.1

Orient Paper, Inc. Announces First Quarter 2017 Financial Results

Earnings Conference Call Is Scheduled for Thursday, May 11, 2017, 8:00 am ET

BAODING, China, May 10, 2017 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its audited financial results for the first quarter ended March 31, 2017.

“Our revenue decreased by 9.4% in the first quarter mainly as a result of a government mandated temporary restriction on production that has been in place since November 2016 that adversely affected our production and sales volume for light-weight corrugating medium paper (“CMP”), offset printing paper and tissue paper. However, margins and profitability improved significantly in the first quarter thanks to continued uptick in average selling price for regular CMP as well as decrease in operating expenses,” said Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper. “While we continue to face the uncertainties of government mandated production restriction/suspension from time to time, we expect the overall price environment to remain relatively stable for the remainder of the year.”

First Quarter 2017 Financial Highlights

	For the Three Months Ended March 31,
($ millions)	2017	2016	% Change
Revenues	25.3	27.9	-9.4%
Regular Corrugating Medium Paper ("CMP")*	19.5	15.9	22.4%
Light-Weight CMP**	2.2	3.0	-25.8%
Offset Printing Paper	2.9	7.1	-59.0%
Tissue Paper Products	0.7	1.6	-55.9%
Digital Photo Paper	0.0	0.3	-100.0%

Gross profit	5.7	3.8	50.1%
Gross margin	22.4%	13.5%	8.9 pp
Regular Corrugating Medium Paper ("CMP")*	22.3%	12.4%	9.9 pp
Light-Weight CMP**	23.3%	21.8%	1.5 pp
Offset Printing Paper	25.5%	16.9%	8.6 pp
Tissue Paper Products	7.9%	11.9%	-4.0 pp
Digital Photo Paper	0.0%	-78.0%	78.0 pp

Operating income (loss)	2.9	-0.6	594.8%
Net income (loss)	1.7	-1.4	224.3%
EBITDA	6.5	3.6	80.9%
Basic and Diluted earnings (loss) per share	0.08	-0.06	233.3%

* Products from PM6
** Products from PM1
*** pp represents percentage points

●	Revenue decreased by 9.4% to $25.3 million, primarily attributable to decrease in overall sales volume and partially offset by increase in blended average selling prices, particularly for CMP products.

●	Gross profit increased by 50.1% to $5.7 million. Gross margin increased by 8.9 percentage points to 22.4%. The increase in gross profit and gross margin were primarily due to increases in gross margins for offset printing paper and Regular CMP.

●	Net income was $1.7 million, or $0.08 per diluted share, compared to net loss of $1.4 million, or loss of $0.06 per diluted share, for the same period of the prior year.

●	Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased by 80.9% to $6.5 million.

Revenue

For the first quarter of 2017, total revenue decreased by $2.6 million, or 9.4%, to $25.3 million from $27.9 million for the same period of the prior year. The decrease in total revenue was mainly decreases in sales volume for offset printing paper, light-weight CMP and tissue paper products. Due to heavy haze in Northern China, the government has temporarily restricted our production volume since November 2016. We decreased the production volume of offset printing paper, light-weight CMP and tissue paper products and sales of these products were decreased in the first quarter of 2017 accordingly. The following table summarizes revenue, volume and ASP by product for the first quarters of 2017 and 2016:

	For the Three Months Ended March 31,
	2017			2016
	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)	Revenue ($'000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	19,452	47,792	407	15,896	49,002	324
Light-Weight CMP	2,210	5,023	440	2,976	8,998	331
Offset Printing Paper	2,925	4,756	615	7,135	10,885	655
Tissue Paper Products	703	558	1,260	1,594	1,267	1,258
Digital Photo Paper	-	-	-	313	174	1,798
Total	25,290	58,129	435	27,914	70,326	397

Revenue from CMP, including both regular CMP and light-Weight CMP increased by $2.8 million, or 14.8%, to $21.7 million, and accounted for 85.7% of total revenue for the first quarter of 2017, compared to $18.9 million, or 67.6% of total revenue for the same period of the prior year. The Company sold 52,815 tonnes of CMP at an ASP of $410/tonne in the first quarter of 2017, compared to 58,000 tonnes at an ASP of $325/tonne in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP increased by $3.6 million, or 22.4%, to $19.5 million, resulting from sales of 47,792 tonnes at an ASP of $407/tonne during the first quarter of 2017, compared to revenue of $15.9 million, resulting from sales of 49,002 tonnes at an ASP of $324/tonne for the same period of the prior year. Revenue from light-weight CMP decreased by $0.8 million, or 25.8%, to $2.2 million, resulting from sales of 5,023 tonnes at an ASP of $440/tonne for the first quarter of 2017, compared to revenue of $3.0 million, resulting from sales of 8,998 tonnes at an ASP of $331/tonne for the same period of the prior year.

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Revenue from offset printing paper decreased by $4.2 million, or 59.0%, to $2.9 million for the first quarter of 2017, from $7.1 million for the same period of the prior year. The Company sold 4,756 tonnes of offset printing paper at an ASP of $615/tonne in the first quarter of 2017, compared to 10,885 tonnes at an ASP of $655/tonne in the same period of the prior year. The decrease in sales volume for offset printing paper was mainly a result of decrease in production volume as restricted by the government.

Revenue from tissue paper products decreased by $0.9 million, or 55.9%, to $0.7 million for the first quarter of 2017, from $1.6 million for the same period of the prior year. The Company sold 558 tonnes tissue paper products at an ASP of $1,260/tonne in the first quarter of 2017, compared to 1,267 tonnes at an ASP of $1,258/tonne in the same period of the prior year. The decrease in sales volume for tissue paper products was mainly a result of decrease in production volume as restricted by the government.

We had no revenue from digital photo paper for the first quarter of 2017, compared to $0.3 million, resulting from sales of 174 tonnes at an ASP of $1,798/tonne in the same period of the prior year. Since June 2016, we have suspended the production of digital photo paper due to low market demand for our products. We expect that our digital photo paper production will remain suspended for the near future. We intend to resume the production of digital photo paper if and when the market shows a greater demand for our products.

Gross Profit and Gross Margin

Total cost of sales decreased by $4.5 million, or 18.7%, to $19.6 million for the first quarter of 2017, from $24.1 million for the same period of the prior year. Cost of sales per tonne was $338 for the first quarter of 2017, compared to $343 for the same period of the prior year. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper were, $316, $337, $458, $1,160, and $nil, respectively, for the first quarter of 2017, compared to $284, $259, $545, $1,108, and $3,200, respectively, for the same period of the prior year. The increases in cost of sales for regular CMP and light-weight CMP were mainly due to increased cost of recycled paper board. The decrease in average cost of sales for offset printing paper was mainly due to the introduction of recycled scrap binding margin, a new raw material that was cheaper than recycled white scrap paper, into the offset printing paper production from July 2016.

Total gross profit increased by $1.9 million, or 50.1%, to $5.7 million for the first quarter of 2017, from $3.8 million for the same period of the prior year. The increase was mainly due to the increase in ASP of regular CMP, partially offset by the increase in unit cost of recycled paper board and the reduction in sales volume, as further described above.

Overall gross margin increased by 8.9 percentage points to 22.4% for the first quarter of 2017 from 13.5% for the same period of the prior year, primarily due to the higher gross margins for regular CMP products and offset printing paper products, partially offset by decrease in gross margin for tissue paper.

Gross margin for regular CMP, light-weight CMP, offset printing paper, tissue paper products, and digital photo paper was 22.3%, 23.3%, 25.5%, 7.9% and nil, respectively, for the first quarter of 2017, compared to 12.4%, 21.8%, 16.9%, 11.9%, and -78.0%, respectively, for the same period of the prior year.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") decreased by $1.5 million, or 36.0%, to $ 2.8 million for the first quarter of 2017, from $4.3 million for the same period of the prior year. We issued 1,133,916 shares of common stock pursuant to our compensatory incentive plan that were valued $1.4 million during the first quarter of 2016.

Income from Operations

Income from operations was $2.9 million for the first quarter of 2017, compared to loss from operations of $0.6 million for the same period of the prior year. Operating margin was 11.4% for the first quarter of 2017, compared to operating loss margin of 2.1% for the same period of the prior year.

Net Income

Net income was $1.7 million, or $0.08 per basic and diluted share, for the first quarter of 2017, compared to net loss of $$1.4 million, or loss of $0.06 per basic and diluted share, for the same period of the prior year.

EBITDA

EBITDA increased by $2.9 million, or 80.9%, to $6.5 million for the first quarter of 2017, from $3.6 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission ("SEC"). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended March 31,
($ millions)	2017	2016
Net income	1.7	-1.4
Add: Income tax	0.5	0.1
Net interest expense	0.7	0.7
Depreciation and amortization	3.6	4.2
EBITDA	6.5	3.6

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Cash, Liquidity and Financial Position

As of March 31, 2017, the Company had cash and cash equivalents, short-term debt (including related party loan), current capital lease obligations, and long term debt (including related party loans) of $4.6 million, $14.9 million, $8.8 million, and $15.0 million, respectively, compared to $2.3 million, $5.1 million, $8.8 million, and $14.9 million, respectively, at the end of 2016. Net inventory was $8.0 million as of March 31, 2017, compared to $5.6 million at the end of 2016. As of March 31, 2017, the Company had a net working capital deficit of $6.4 million, compared to $6.1 million at the end of 2016.

Net cash provided by operating activities was $1.4 million for the first quarter of 2017, compared to net cash used in operating activities of $0.5 million for the same period of the prior year. Net cash used in investing activities was $5.3 million for the first quarter of 2017, compared to $0.4 million for the same period of the prior year. Net cash provided by financing activities was $6.2 million for the first quarter of 2017, compared to $1.9 million for the same period of the prior year.

Earnings Conference Call

The Company’s management will host a conference call to discuss its first quarter 2017 financial results at 8:00 am US Eastern Time (5:00 am US Pacific Time/8:00 pm Beijing Time) on Thursday, May 11, 2017.

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the "Orient Paper First Quarter 2017 Earnings Conference Call".

Conference Call

Date:	Thursday, May 11, 2017

Time:	8:00 am ET

International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	15444926

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at http://www.orientpaperinc.com/ or http://edge.media-server.com/m/p/k4knr5te.

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

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A playback will be available from 11:00 am ET on May 11, 2017 to 9:59 am ET on May 19, 2017. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 15444926 to access the replay.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material (with the exception of its digital paper and tissue paper products), Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products.

With production based in Baoding and Xingtai in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd.

Founded in 1996, Orient Paper has been listed on the NYSE MKT under the ticker symbol "ONP" since December 2009. (For more information, please visit http://www.orientpaperinc.com)

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company's public filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Company Contact:

Orient Paper, Inc.

Email: ir@orientpaperinc.com

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: tony.tian@weitian-ir.com

Phone: +1-732-910-9692

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2017 AND DECEMBER 31, 2016

(Unaudited)

	March 31,	December 31,
	2017	2016
ASSETS

Current Assets
Cash and cash equivalents	$4,648,049	$2,332,646
Restricted cash	5,797,690	2,162,318
Accounts receivable (net of allowance for doubtful accounts of $63,851 and $79,478 as of March 31, 2017 and December 31, 2016, respectively)	3,128,701	3,894,436
Inventories	8,013,848	5,632,030
Prepayments and other current assets	4,405,992	455,892

Total current assets	25,994,280	14,477,322

Property, plant, and equipment, net	190,125,081	187,689,880
Value-added tax recoverable	2,941,358	2,945,575
Deferred tax asset non-current	3,859,010	3,264,841

Total Assets	$222,919,729	$208,377,618

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term bank loans	$14,929,051	$5,045,409
Current obligations under capital lease	8,771,127	8,786,528
Accounts payable	494,035	559,952
Advance from customers	-	28,831
Notes payable	5,797,690	2,162,318
Due to a related party	93,418	56,872
Accrued payroll and employee benefits	337,865	209,936
Other payables and accrued liabilities	1,035,967	2,424,778
Income taxes payable	973,618	1,310,967

Total current liabilities	32,432,771	20,585,591

Loans from credit union	4,870,059	4,843,592
Loans from a related party	10,145,957	10,090,817
Deferred gain on sale-leaseback	51,395	102,232

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $47,495,505 and $35,618,995 as of March 31, 2017 and December 31, 2016, respectively)	47,500,182	35,622,232

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	21,450	21,450
Additional paid-in capital	50,635,243	50,635,243
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	(4,485,099)	(5,441,391)
Retained earnings	123,167,379	121,459,510

Total stockholders' equity	175,419,547	172,755,386

Total Liabilities and Stockholders' Equity	$222,919,729	$208,377,618

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Revenues	$25,289,659	$27,914,333

Cost of sales	(19,635,739)	(24,148,449)

Gross Profit	5,653,920	3,765,884

Selling, general and administrative expenses	(2,782,342)	(4,346,251)

Income (Loss) from Operations	2,871,578	(580,367)

Other Income (Expense):
Interest income	17,945	30,787
Subsidy income	40,712	-
Interest expense	(679,084)	(720,889)

Income (Loss) before Income Taxes	2,251,151	(1,270,469)

Provision for Income Taxes	(543,282)	(103,427)

Net Income (Loss)	1,707,869	(1,373,896)

Other Comprehensive Income:
Foreign currency translation adjustment	956,292	897,195

Total Comprehensive Income (Loss)	$2,664,161	$(476,701)

Earnings (Loss) Per Share:

Basic and Diluted Earnings (Loss) per Share	$0.08	$(0.06)

Weighted Average Number of Shares

Outstanding – Basic and Diluted	20,450,316	21,311,726

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Cash Flows from Operating Activities:
Net income (loss)	$1,707,869	$(1,373,896)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,615,359	4,167,672
Allowance for (Recovery from) bad debts	(16,112)	34,325
Share-based compensation expenses	-	1,417,395
Deferred tax	(578,139)	(591,959)
Changes in operating assets and liabilities:
Accounts receivable	805,599	(1,721,557)
Prepayments and other current assets	(3,939,630)	1,481,966
Inventories	(2,358,426)	(624,282)
Accounts payable	(69,194	589,584
Advance from customers	(29,079	-
Notes payable	3,634,936	(5,153,927)
Due to a related party	36,349	38,348
Accrued payroll and employee benefits	127,180	(240,522)
Other payables and accrued liabilities	(1,228,505)	795,487
Income taxes payable	(345,594)	695,387
Net Cash Provided (Used in) by Operating Activities	1,362,613	(485,979)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(5,258,905)	(428,842)
Net Cash Used in Investing Activities	(5,258,905)	(428,842)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	14,000
Repayments of related party loans	-	(14,000)
Proceeds from bank loans	9,887,026	-
Payment of capital lease obligation	(63,613	(198,931)
Release of (Increase in) restricted cash	(3,634,936)	2,086,113
Net Cash Provided by Financing Activities	6,188,477	1,887,182

Effect of Exchange Rate Changes on Cash and Cash Equivalents	23,218	37,191

Net Increase in Cash and Cash Equivalents	2,315,403	1,009,552

Cash and Cash Equivalents - Beginning of Period	2,332,646	2,641,917

Cash and Cash Equivalents - End of Period	$4,648,049	$3,651,469

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$713,199	$539,987
Cash paid for income taxes	$1,467,016	$-

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